EXHIBIT 10(t)



                   CUMMINS ENGINE COMPANY, INC.
           SENIOR EXECUTIVE THREE YEAR PERFORMANCE PLAN
           --------------------------------------------

                  (As Amended February 11, 1997)


1. Objectives. The objectives of the Plan are to: (i) serve as a balance against the short-term compensation provided by base salary and bonus payments of the Company, (ii) emphasize the medium-term performance of the Company as compared to its industry competitors, (iii) strengthen the relationship between Company management and shareholder interests, and (iv) encourage participants to remain with the Company through important business cycles.

The size of grants under the Plan are intended to reflect the degrees of influence participating executive officers have in their functional positions on the medium-term (three year) performance of the Company. The calculation of payments from the Plan is intended to reflect the Company's performance against certain performance measures designated by the Compensation Committee.

2.  Definitions.

a) "Award Cycle" means the three-year period upon which a particular year's payout is calculated. A new Award Cycle commences with the beginning of each of the Company's fiscal years. Payments, if any, under the Plan to Participants during a fiscal year are based upon the Company's performance during the most recently completed Award Cycle.

b) "Change of Control" means the occurrence of any of the following : (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as such term is used in Sections 13(d) (3) and 14(d) (2) of the Securities Exchange Act of 1934, as amended ("the Exchange Act")), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors ("Voting Shares"), as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two-year period, or (v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A or Regulation 14A promulgated under the Exchange Act.

c) "Committee" means the Compensation Committee of the Board of Directors of the Company.

d)   "Company" means Cummins Engine Company, Inc.

e) "Participants" means the Company's Chief Executive Officer and other executive officers designated annually by the Committee to participate in the Plan for the ensuing Award Cycle.

f) "Payout Factor" means the percentage determined by the Committee and applied to a Target Award to determine the amount of an award to be paid as described in Section 4 of the Plan.

g) "Peer Group" means the group of companies selected by the Committee whose primary industry is similar to that of the Company. As of the effective date of the Plan, the Peer Group consists of the following companies: (i) Arvin Industries, Inc., (ii) Caterpillar, Inc., (iii) Dana Corporation, (iv) Deere & Company, (v) Dresser Industries, Inc., (vi) Eaton Corporation,
     (vii) Ford Motor Company, (viii) General Motors Corporation, (ix) Ingersoll-Rand Company, (x) Navistar International Corporation, and (xi) Paccar, Inc.

h) "Performance Measures" means the Company's return on equity, return on sales, net income, sales growth, return on assets, total shareholder return, or any combination thereof.

i)   "Plan" means the Senior Executive Three Year Performance
     Plan described herein.

j) "Target Award" means the amount of targeted compensation described in Section 3 of the Plan.

3. Target Award. The Committee shall assign each Participant a Target Award for each Award Cycle, in its discretion, based upon, but not limited to, the scope and breadth of the Participant's position, ability to affect the Company's medium-term financial performance, and his or her working relationships within the Company. The Target Award for an Award Cycle shall be expressed in terms of a threshold, target and maximum dollar amount or, in the discretion of the Committee, as a threshold, target and maximum number of award units ("Award Units") with each Award Unit having a cash value equal to the average of closing prices of the Company's common stock on the New York Stock Exchange during the 180 days preceding the payout date as described in
Section 6 or Section 9 of the Plan.

The Target Award for each Award Cycle shall be assigned and communicated to each Participant as soon as practicable thereafter, but in no event later than the 270th day of that Award Cycle. Target Awards may be changed during the course of an Award Cycle based on the Committee's re-evaluation of the criteria described in the preceding paragraph, provided however, a Target Award shall not be increased following commencement of the Award Cycle.

4. Payout Schedule. On or before the 270th day of each Award Cycle, the Committee shall establish the Performance Measures to be used in determining a Payout Factor applicable to the Award Cycle. The Committee may determine the Payout Factor based upon the attainment of one or more different Performance Measures, provided the measures, when established, are stated as alternatives to one another.

Under the Payout Factor schedule, the targeted dollar amount or number of Award Units (collectively, "the Targeted Amount") of a Target Award will be earned by a Participant if the Company's performance against the Performance Measures equals the median of the performance of the Peer Group during the same period against the same measures. The threshold dollar amount or number of Award Units will be earned if performance is fifty percent (50%) and the maximum dollar amount or number of Award Units will be earned if performance is two hundred percent (200%) of the median performance of the Peer Group. The maximum dollar amount or value of Award Units that may be paid by the Plan with respect to any Award Cycle is $2,000,000.

5. Change in Accounting Standards. For purposes of determining the Payout Factor, the Company's actual performance under the Performance Measures will exclude extraordinary charges and credits which result from a change in accounting standards of the Company.

6. Plan Payments. Any payout under the Plan will be made as soon as practicable following audits of the Company's financial statements applicable to all fiscal years of the Award Cycle and written certification by the Committee of attainment of the applicable Performance Measures and corresponding Payout Factor. Payments under the Plan may be deferred pursuant to the Company's Deferred Compensation Plan.

7. Administration. The Plan shall be administered by the Compensation Committee. No member of the Committee shall be eligible for a Target Award while serving on the Committee. The Committee shall have authority to interpret the Plan and to establish, amend and rescind rules and regulations for the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons. Notwithstanding any other provision of the Plan to the contrary, the Committee may impose such conditions on participation in, awards under and payments from the Plan as it deems appropriate.

8. Termination of Employment. If a Participant's employment with the Company terminates during the first year of an Award Cycle, other than by reason of retirement, death or disability, the Participant will not receive any payout for that Award Cycle. If a Participant's employment so terminates during the second or third years of an Award Cycle, the Committee, in its discretion, shall determine whether the Participant will receive a proportionate payout of any payment with respect to the Award Cycle based on the period of employment during the cycle.

If a Participant retires, dies or becomes disabled during an Award Cycle, the Participant or such Participant's estate, as the case may be, shall receive a proportionate share of any payment with respect to the Award Cycle based on the period of employment during the cycle, regardless of the length of time of such employment.

9. Change of Control. Notwithstanding any other provision herein to the contrary, in the event of a Change of Control, an amount shall be immediately payable from the Plan to each Participant equal to the Targeted Amount (the Target Award assuming a 1.0 Payout Factor). The full Targeted Amount shall be paid notwithstanding the fact that only a portion of the Award Cycle may have elapsed prior to the Change of Control.

10.  Effective Date.  The Plan shall be effective for the Award
Cycle beginning January 1, 1996, subject to its approval by the Company's shareholders.

11.  Amendment and Termination.  The Board of Directors of the
Company may at any time amend, modify, alter or terminate this Plan.

12. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, shall be governed by the laws of the State of Indiana and construed accordingly.